FOR IMMEDIATE RELEASE

XO Group Inc. Advances Its Digital Leadership with Two Appointments

—Co-founder Rob Fassino Rejoins as EVP, Product Development; Liz Schimel Joins Board of Directors—

NEW YORK, NY, August 8, 2012 – XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today announced two appointments that reaffirm the company’s commitment to innovation and its leadership position in digital media and services.

Rob Fassino rejoins as Executive Vice President, Product Development, following a six-year hiatus from the company he co-founded in 1996.

Liz Schimel, Executive Vice President and Chief Digital Officer of the Meredith National Media Group, a division of Meredith Corporation, joins as a new member of the Board of Directors.

“Developing new products and services for our audience and advertisers has been a hallmark for XO Group. We look forward to continued innovation by welcoming back our co-founder Rob Fassino, who helped the company establish its leadership position, and by benefiting from Liz Schimel’s insights into the evolving digital landscape,” said David Liu, CEO, co-founder and Chairman of the Board. “Rob and Liz bring a unique set of skills and knowledge that further strengthen XO Group as we continue to leverage our brands, audience, and advertiser relationships to develop new services that transform the experiences of planning a wedding, preparing for the birth of the first baby, and everything in between.”

Fassino rejoins the XO Group management team to help lead the ongoing transformation of the company as it increases the focus on its audience and continues to build buzz-worthy, highly-engaging products and services. In 1996, Fassino joined CEO David Liu, Chief Content Officer Carley Roney and another classmate from NYU’s film school to start The Knot Inc., now known as XO Group Inc. As a co-founder, Fassino was the consummate entrepreneur in the early start-up years of The Knot, helping launch products and services wildly popular with brides that were also significant revenue generators, such as The Knot’s original online wedding dress look book. His roles also included serving as VP, Sales and Marketing, where he managed the national sales and sales operations teams and directed all national sales programs for online, print, and video campaigns, and VP, Business Integration, where he led integration and training of the local sales team after The Knot acquired Weddingpages in 2000. Fassino is currently an Entrepreneur-In-Residence at NYU, where he helps students and faculty advance their venture concepts in conjunction with NYU’s $20 million Innovation Venture Fund. Most recently, Fassino was a systems and operations consultant to the iCC division of Group Commerce, the venture-backed e-commerce platform for publishers. Before that, Fassino was VP/General Manager of Interactive at United Media, where he maintained P&L and operational ownership for the interactive division of the global syndication and licensing company. Before co-founding The Knot in 1996, Fassino was a Broadcast Producer, Information Architect, and Co-Founder/Director of the Interactive Division at the Margeotes Fertitta + Partners advertising agency. Fassino received a BFA in Film from NYU’s Tisch School of the Arts.

Schimel adds to the digital thought leadership on XO Group’s board, bringing a strategic understanding of mobile and tablet platforms, CRM and e-commerce capabilities, and consumer data usage, all of which are critical to maintaining XO Group’s prominence in digital media and services. At Meredith, she is responsible for deepening and expanding the media and marketing company’s consumer focus via all pathways to the consumer across both print and digital platforms. This includes developing tablet, mobile, and web-based digital strategies, as well as migrating consumer transactions online. Before joining Meredith in June 2011, Schimel served as Global Head of Music and Connected Entertainment at Nokia, where she was responsible for leading the launch and scaling of Nokia’s entertainment services initiative. Before Nokia, Schimel served as SVP, Entertainment at Comcast Interactive Media, where she led Comcast’s initiative to create and develop internet video products and services. Her deep background and experience in the digital arena also includes senior leadership roles with major technology, entertainment and wireless providers, including VP of Consumer Business Development at AT&T Wireless, VP and General Manager for BMG Online and BMG Entertainment, and SVP and Director of Global Business Development at Soundview Technology Group. Schimel holds an MBA and MA in Finance from the Wharton School, and a BA from the University of Pennsylvania, where she graduated magna cum laude, Phi Beta Kappa.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump, The Blush and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) the dependence of our e-commerce sites on search engine rankings and the limits of our search engine optimization efforts to influence those rankings, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:

Malindi Davies

Investor Relations Manager

(212) 219-8555 x1078

IR@xogrp.com

Carly Zipp

Public Relations Director

(212) 219-8555 x1013

pr@xogrp.com